                                  EXHIBIT 5.3

INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 1055
ATLANTA, GA   30370-0000
                                            Employer Identification Number:
Date:  April 24, 1996                         64-0354930
                                            File Folder Number:
                                              640000276
FIRST MISSISSIPPI CORPORATION               Person to Contact:
700 NORTH STREET                              EP/EO CUSTOMER SERVICE UNIT
JACKSON, MS  39215-1249                     Contact Telephone Number:
                                              (410) 962-6058
                                            Plan Name:
                                              FIRST MISSISSIPPI CORPORATION
                                              401(K) SAVINGS PLAN
                                            Plan  Number:  002

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may effect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statues.

         This determination letter is applicable for the amendment(s) adopted on June 13, 1994.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirement of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                              Sincerely yours,


                                              Paul M. Herrington

                                              District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans